As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-81396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-81396
UNDER THE SECURITIES ACT OF 1933

ULTRATECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3169580
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3050 Zanker Road

San Jose, California 95134
(Address, including zip code, of principal executive offices)

ULTRATECH STEPPER, INC.

1993 STOCK OPTION/STOCK ISSUANCE PLAN

(Full title of the plan)

Gregory A. Robbins

Senior Vice President, General Counsel and Secretary

Veeco Instruments Inc.

Terminal Drive

Plainview, New York 11803

Tel: (516) 677-0200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(A)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Ultratech, Inc., a Delaware corporation (the “Registrant”), on Form S-8 (the “Registration Statement”):

•                  Registration Statement No. 333-81396, originally filed with the Securities and Exchange Commission (the “SEC”) on January 25, 2002, which registered the offer and sale of 898,045 shares of the Registrant’s common stock issuable pursuant to the Ultratech Stepper, Inc. 1993 Stock Option/Stock Issuance Plan.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister any unissued and unsold securities originally registered by the Registrant pursuant to the above-referenced Registration Statement.

On May 26, 2017, pursuant to the Agreement and Plan of Merger, dated as of February 2, 2017 (the “Agreement”), by and between the Registrant, Veeco Instruments Inc., a Delaware corporation (“Parent”), and Ulysses Acquisition Subsidiary Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York on May 26, 2017.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ULTRATECH, INC.

By:	/s/ Gregory A. Robbins
Gregory A. Robbins
Secretary

3